AMENDMENT AND LEASE EXTENSION AGREEMENT

THIS AMENDMENT AND LEASE EXTENSION AGREEMENT (this “Extension Agreement”) is made and entered into as of the 8th day of March, 2013 by and between FROST REAL ESTATE HOLDINGS, LLC, a Florida limited liability company (“Landlord”), and LADENBURG THALMANN & CO. INC., a Delaware corporation (“Tenant”).

A. Landlord and Tenant have entered into that certain Office Lease dated March 30, 2007 (the “Lease”), for premises described on Exhibit “A” attached thereto (the “Premises”), in the building having an address of 4400 Biscayne Boulevard, Miami, Florida 33137 (all capitalized but undefined terms used herein shall have the meanings assigned to the same in the Lease).

B. The Lease, by its terms, expired on January 31, 2012 (the “Prior Expiration Date”) and the parties desire to extend the Lease, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1. Recitals. The Recitals set forth above are true, correct and incorporated into this Extension Agreement as if fully set forth herein.

2. Premises. Section 1.2 of the Lease is hereby deleted and replaced with the following:

“1.2. Premises: Suite Number 1400 on the 14th Floor of the Building (comprising 7,639 rentable square feet) (the “14th Floor Space”), Suite Number 1250 on the 12th Floor of the Building (comprising 4,096 rentable square feet) (the “12th Floor North Space”), Suite Number 1280 on the 12th Floor of the Building (comprising 4,096 rentable square feet) (the “12th Floor South Space”), and additional space on the 12th Floor of the Building (comprising 1,430 rentable square feet), all as more particularly shown on Exhibit “A” attached hereto [i.e., to this Extension Agreement] (comprising 17,261 square feet) (together, the “Premises”). For the period commencing on June 1, 2013 through the remainder of the Term, the “Premises” under this Lease shall also be deemed to include additional space on the 12th Floor of the Building (comprising 885 rentable square feet), comprising a total of 18,146 square feet, which is more particularly shown on Exhibit “A” attached hereto [i.e., to this Extension Agreement].”

3. Rentable Square Footage of the Premises. Section 1.3 of the Lease is hereby deleted and replaced with the following:

“1.3. Rentable Square Footage of the Premises: As of March 1, 2013, the Premises are comprised of 17,261 square feet. From and after June 1, 2013 through the remainder of the Term, the Premises shall be comprised of 18,146 square feet. Landlord and Tenant stipulate and agree that the rentable square footage of the Premises is correct and is not subject to re-calculation.”

4. Extension of Term. The expiration date of the Term of the Lease is hereby extended from the Prior Expiration Date to February 28, 2018, in accordance with the terms of the Lease. Accordingly, Section 1.6 of the Lease is hereby deleted and replaced with the following:

“1.6. Term:  The period from the Commencement Date through February 28, 2018, with two (2) optional five (5) year extensions, which may be exercised as set forth below.

(a) Provided no default then exists (beyond the applicable notice and/or grace period and that then remains uncured), Tenant may renew this Lease for one (1) additional period of five (5) years (the “First Extension Term”) on the same terms provided in this Lease (except as set forth below), by delivering written notice of the exercise thereof to Landlord at least one hundred and eighty (180) days prior to the then expiration date of the Term of this Lease. Upon Tenant’s timely notice of the exercise of the option to renew, the Lease shall be extended on the same terms provided in this Lease, except as follows:

(i) The Rent payable during such First Extension Term shall be at Tenant’s then current Rent, plus an increase of three and a quarter percent (3.25%) and, thereafter, an increase of three and a quarter percent (3.25%) for each year of the First Extension Term; and

(ii) Landlord shall lease to Tenant the Premises in their then current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, tenant improvements allowance and the like) or other tenant inducements.

Tenant’s right to extend the term of this Lease shall terminate if (i) this Lease or Tenant’s right to possession of the Premises is terminated or (ii) Tenant fails to timely exercise its option under this Section 1.6, time being of the essence with respect to Tenant’s exercise thereof.

(b) Provided no default then exists (beyond the applicable notice and/or grace period and that then remains uncured), Tenant may renew this Lease for a second (2nd) additional period of five (5) years (the “Second Extension Term”) on the same terms provided in this Lease (except as set forth below), by delivering written notice of the exercise thereof to Landlord at least one hundred and eighty (180) days prior to the expiration date of the First Extension Term. Upon Tenant’s timely notice of the exercise of the option to renew, the Lease shall be extended on the same terms provided in this Lease, except as follows:

(i) The Rent payable during such Second Extension Term shall be at Tenant’s then current Rent, plus an increase of three and a quarter percent (3.25%) and, thereafter, an increase of three and a quarter percent (3.25%) for each year of the Second Extension Term;

(ii) Tenant shall have no further renewal options unless hereafter expressly granted by Landlord in writing; and

(iii) Landlord shall lease to Tenant the Premises in their then current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, tenant improvements allowance and the like) or other tenant inducements.

Tenant’s right to extend the term of this Lease shall terminate if (i) this Lease or Tenant’s right to possession of the Premises is terminated or (ii) Tenant fails to timely exercise its option under this Section 1.6, time being of the essence with respect to Tenant’s exercise thereof.”

5. Base Rent. Notwithstanding anything in the Lease to the contrary, including, without limitation, Section 1.8 thereof, the Rent due for the Term of this Lease from March 1, 2013 through February 28, 2018, shall be as follows:

Lease Period in Months	Annual Base Rent	Monthly Base Rent
3/1/13 – 5/31/13 6/1/13 – 2/28/14 3/1/14 – 2/28/15 3/1/15 – 2/29/16 3/1/16 – 2/28/17 3/1/17 – 2/28/18	$535,091.00 $562,526.00 $580,808.10 $599,684.36 $619,174.10 $639,297.26	$44,591.00 $46,877.17 $48,400.68 $49,973.70 $51,597.84 $53,274.77

6. Tenant Improvement Allowance and Bathroom Renovation. Landlord and Tenant agree that as an inducement for Tenant to enter into this Extension Agreement, Landlord has agreed to the following to Tenant:

(a) Tenant Improvement Allowance. Landlord agrees to pay $362,920.00 toward Tenant’s improvements to the Premises, as determined by Tenant, which may include, without limitation, renovations (e.g., removal of existing and installation of new walls, painting, flooring, wall covering, cabling, data equipment, and furniture, fixtures and equipment (collectively, “Tenant’s Work”). Portions of such amount shall be paid monthly by Landlord, as Tenant presents invoices from third-party vendors/contractors furnishing labor and/or materials for the Tenant’s Work prior to the requested disbursement. Tenant’s Work shall be performed (i) in accordance with plans and specifications approved by Landlord, which approval shall not be unreasonably withheld or delayed, and (ii) in accordance with all applicable laws, rules and regulations of governmental authorities having jurisdiction over the Premises.

(b) Renovation of 12th Floor Bathrooms. On or before August 1, 2013, Landlord, at Landlord’s sole cost and expense, shall renovate the common area bathrooms on the 12th floor of the Building, which shall include, without limitation, the installation of new stalls, floors, wall coverings, lighting fixtures, plumbing fixtures, sinks, countertops, all pursuant to plans and specifications (including color schemes and finishes) approved by Tenant.

(c) Removal of Common Area/Boiler Room. On or before Apri1 1, 2013, Landlord, at Landlord’s sole cost and expense, shall remove the contents, walls, ceiling and flooring of that certain room indicated as the “Boiler Room” on Exhibit “A” attached hereto, in accordance with all applicable laws, rules and regulations, which area shall be incorporated into the Premises. In the event that Landlord has not completed the work described in this subparagraph (c) on or before April 1, 2013, then Tenant shall have the right to perform such work and the costs thereof shall be offset by Tenant against the next scheduled payment(s) of Rent under the Lease until such amounts have been fully credited to Tenant.

7. No Brokers. Landlord and Tenant hereby represent and warrant to each other that neither party has dealt with any real estate broker, finder or any other similar party that may claim a commission or other similar compensation in connection with this Extension Agreement. Each party shall indemnify the other from and against all loss, cost and expense, including, without limitation, reasonable attorneys’ fees, incurred by such other party as a result of the breach of this representation.

8. Whole Agreement. This Extension Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements with respect thereto. As extended and amended herein, the Lease between the parties shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Extension Agreement, the provisions of this Extension Agreement shall govern and control. Under no circumstances shall this Extension Agreement be deemed to grant any right to Tenant to further extend the Lease.

9. Ratification. Except as otherwise modified by this Extension Agreement, the Lease is unmodified and in full force and effect. As of the date each of Landlord and Tenant executes this Extension Agreement, the respective Landlord and Tenant acknowledges that the Lease is in full force and effect and that the respective Landlord and Tenant has, and asserts no defenses to, or claims under the Lease and that neither party hereto is in default of any of its obligations under the Lease, as modified by this Extension Agreement. This Extension Agreement may be executed in counterparts, all of which shall be deemed to be one renewal, provided all of Landlord and Tenant have executed identical counterparts. An electronically transmitted copy of this Extension Agreement and any signatures thereon shall be considered for all purposes as originals.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Landlord and Tenant have duly executed this Extension Agreement as of the day and year first above written.

WITNESSES:	LANDLORD:
Print Name:	FROST REAL ESTATE HOLDINGS, LLC, a Florida limited liability
Print Name:	company
By:/s/ Steven D. Rubin
Name: Steven D. Rubin
Title: Vice President
Print Name:	TENANT:
Print Name:	LADENBURG THALMANN & CO. INC., a Delaware corporation By:/s/ David Rosenberg Name: David Rosenberg Title: Co-CEO

EXHIBIT “A”

PREMISES

FLOOR PLAN

[SEE ATTACHED PAGE]